                                                            News Release

FOR IMMEDIATE RELEASE

                                              Media Contact: Charles Coleman, (626) 302-7982
                                                                          www.edisonnews.com
                                Investor Relations Contact: Scott Cunningham, (626) 302-2540
                                                                      www.edisoninvestor.com

                        Brett White Elected to Edison International
                     and Southern California Edison Boards of Directors

      ROSEMEAD, Calif., July 2, 2007 - Edison International (NYSE:EIX) and Southern
California Edison today announced that Brett White, president and chief executive officer of  CB Richard Ellis, Los Angeles, has been elected to the companies' boards.

      "We are delighted to welcome Brett," said John Bryson, chairman of Edison
International. "He is an astute business leader with a record of demonstrated leadership."

      White became chief executive of CB Richard Ellis in June 2005. He directs the global business activities of the world's largest commercial real estate services firm with revenues of more than $4 billion and over 24,000 employees. White previously was president of the company and has been a member of the firm's board of directors since 1998 and its executive committee since 1999.

      White has been involved in a number of civic and charitable organizations, including the Los Angeles Museum of Contemporary Art and Junior Achievement. He holds a bachelor of arts degree from the University of California, Santa Barbara.

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      Edison International, through its subsidiaries, is a generator and distributor of
electric power and an   investor in infrastructure and energy assets, including renewable energy.  Headquartered in Rosemead, California, Edison International is the parent company of Southern California Edison, a regulated electric utility, and Edison
Mission Group, a competitive power generation business and parent company to Edison
Mission Energy and Edison Capital.